UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 30, 2012

Graham Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-8462	16-1194720
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Florence Avenue, Batavia, New York		14020
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (585) 343-2216

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Stock Option Awards and Restricted Stock Grants. On May 30, 2012, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Graham Corporation (the “Company”) approved awards of stock options and grants of performance-vested restricted stock in the amounts set forth below to the Company’s named executive officers. Also on May 30, 2012, the Compensation Committee approved the grant of time-vested restricted stock in the amounts set forth below to the Company’s Directors.

All such stock option awards and restricted stock grants were made under the Amended and Restated 2000 Graham Corporation Incentive Plan to Increase Shareholder Value (the “Plan”). Each stock option has an exercise price of $18.65 per share (that being that closing price of the Company’s Common Stock on the NYSE MKT on the date of grant), vests 33 1/3% per year over three years and expires ten years from the date of grant. The performance-vested restricted stock vests 50% based upon the Company’s achievement of EBIT margin goals for the fiscal year ended March 31, 2015 (“Fiscal 2015”) and 50% based on the Company’s achievement of net income goals for Fiscal 2015. The time-vested restricted stock granted to the Company’s Directors vests on the first anniversary of the date of grant.

The number of stock options and shares of performance-vested restricted stock awarded by the Compensation Committee to the Company’s named executive officers was determined using each such officer’s Long-Term Incentive Percentage (the “L-T Percentage”) in effect for the fiscal year ended March 31, 2012 (“Fiscal 2012”). For Fiscal 2012, the L-T Percentage for each of the Company’s named executive officers was as follows: Mr. Lines – 42%; Mr. Glajch – 35%; Mr. Smith – 35%; and Ms. Condame – 25%. The number of stock options awarded was determined by multiplying 50% of each named executive officer’s base salary in effect for Fiscal 2012 by such officer’s L-T Percentage, and then dividing the product by the value of a stock option using the Black-Scholes valuation as of the ninth day prior to the date of grant (May 21, 2012). The number of shares of performance-vested restricted stock was determined by multiplying 50% of each named executive officer’s base salary in effect for Fiscal 2012 by such officer’s L-T Percentage, and then dividing the product by the closing price of the Company’s Common Stock on the NYSE MKT on the seventh day prior to the date of grant (May 23, 2012). The number of shares of restricted stock awarded to each of the Company’s Directors was determined by dividing $25,000 by the closing price of the Company’s Common Stock on the NYSE MKT on the date of grant. The closing price of the Company’s Common Stock on the NYSE MKT exchange on May 30, 2012 was $18.65.

Named Executive Officer	Number of Options Awarded	Number of Shares of Restricted Stock Granted (1)
James R. Lines, President and Chief Executive Officer	10,894	3,222

Jeffrey Glajch, Vice President of Finance and Administration and Chief Financial Officer	7,141	2,112

Alan E. Smith, Vice President of Operations	6,059	1,792

Jennifer R. Condame Controller and Chief Accounting Officer	3,127	925

(1)	The number of shares that will vest in Fiscal 2015 is based upon the Company’s achievement of performance criteria. The number of shares set forth in the chart above assumes target achievement of such performance criteria. If maximum achievement is realized, the amounts set forth above for performance vested restricted stock will double. Once EBIT margin and net income are determined for Fiscal 2015, the actual number of shares to which each named executive officer is entitled will be adjusted accordingly.
(2)	In the event a named executive officer’s employment terminates prior to the conclusion of Fiscal 2015 for reasons other than death or retirement, such officer’s right to receive the restricted stock shall be forfeited.

Director	Number of Shares of Restricted Stock Awarded
James J. Barber	1,340

Helen H. Berkeley	1,340

Jerald D. Bidlack	1,340

Alan Fortier	1,340

James J. Malvaso	1,340

Gerard T. Mazurkiewicz	1,340

Named Executive Officer Bonuses. On May 30, 2012, the Compensation Committee approved the payment of cash bonuses to the Company’s named executive officers, as set forth below. Such bonuses were paid in accordance with the Company’s Executive Bonus Plan in effect for Fiscal 2012 and were based on the Company’s achievement during Fiscal 2012 of net income and working capital objectives as well as the achievement of personal objectives by each named executive officer during such year.

Named Executive Officer	Total Fiscal 2012 Bonus
James R. Lines	$191,194

Jeffrey Glajch	$93,571

Alan E. Smith	$79,563

Jennifer R. Condame	$43,538

Fiscal 2013 Annual Executive Cash Bonus Program. On May 30, 2012, the Compensation Committee also renewed the Company’s Annual Executive Cash Bonus Program (the “Cash Bonus Program”) in effect for Fiscal 2012 for the fiscal year ending March 31, 2013 (“Fiscal 2013”). The objective of the Cash Bonus Program is to compensate the Company’s named executive officers for above-average performance through an annual cash bonus related both to Company and individual performance. For Fiscal 2013, the Compensation Committee has set target bonus levels at 100% attainment of both Company and personal objectives as follows: Mr. Lines — 60% of base salary; Mr. Glajch — 35% of base salary; Mr. Smith — 35% of base salary; and Ms. Condame — 25% of base salary. Each named executive officer may receive anywhere from 0% to 150% of his or her target bonus level depending on the attainment of such objectives. A summary of the performance goal weightings for the Company’s named executive officers for Fiscal 2013 is as follows:

Named Executive Officer	Net Income	Working Capital	Personal Goals
James R. Lines	70%	20%	10%

Jeffrey Glajch	60%	15%	25%

Alan E. Smith	60%	15%	25%

Jennifer R. Condame	55%	15%	30%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Graham Corporation

Date: June 1, 2012	By:	/s/ Jeffrey Glajch
Jeffrey Glajch
Vice President – Finance & Administration and
Chief Financial Officer